Exhibit 99-2

Capstone Companies, Inc.

First Quarter 2017 Financial Results

May 16, 2017

Capstone Companies, Inc.
350 Jim Moran Blvd. Suite 120 Deerfield Beach, FL 33442

Ph: (954)252-3440 | Fax: (954)252-3442 | Email: info@capstonecompaniesinc.com
www.capstonecompaniesinc.com

C O R P O R A T E   P A R T I C I P A N T S
Aimee Gaudet, Corporate Secretary
Stewart Wallach, President and Chief Executive Officer
Gerry McClinton, Chief Financial Officer

C O N F E R E N C E   C A L L   P A R T I C I P A N T S

Tomer Cohen, Five Roads Capital

Bill Chapman, Private Investor

George D'Angelo, Private Investor

Sean Marconi, Private Investor

Mike Schellinger, MicroCapClub

P R E S E N T A T I O N
Operator:

Greetings and welcome to the Capstone Companies, Inc. First Quarter 2017 Financial Results conference call.  At this time, all participants are in a listen-only mode.  A brief question-and-answer session will follow the formal presentation.  If anyone should require Operator assistance during the conference, please press star, zero on your telephone keypad.  As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Aimee Gaudet, Corporate Secretary for Capstone Companies, Inc.  Thank you.  You may begin.

Aimee Gaudet:

Thank you, Christine, and good morning, everyone.  We appreciate your time and interest in Capstone Companies, Inc.

On the call today is Stewart Wallach, Capstone's President and Chief Executive Officer; and Gerry McClinton, Chief Financial Officer.  They will be discussing the first quarter results, as well as give us an update on the strategy and outlook.  If you do not have the release that was distributed yesterday afternoon, it is available on the Company's website at: www.capstonecompaniesinc.com.

Capstone Companies, Inc.
350 Jim Moran Blvd. Suite 120 Deerfield Beach, FL 33442

Ph: (954)252-3440 | Fax: (954)252-3442 | Email: info@capstonecompaniesinc.com
www.capstonecompaniesinc.com

As you are aware, we may make forward-looking statements during today's presentation.  These statements apply to future events which are subject to risks and uncertainties, as well as other factors that could cause the actual results to differ materially from where we are today.  These factors are outlined in our earnings release, as well as in the documents filed by the Company with the Securities Exchange Commission, which can be found at: capstonecompaniesinc.com or http://sec.gov.

With that, I'll turn the call over to you, Stewart.

Stewart Wallach:

Thank you, Aimee.  I appreciate that, and good morning to everyone.  I appreciate your time with us today.  Before introducing Gerry McClinton to review the Q1 financial results, I'd like to take just a brief moment to highlight some of the activities that contributed so favorably to this quarter's results.

Q1 represented the most significant product line and brand expansion in the Company's history.  The products that have shipped in Q1 were developed over the course of the last 12 to 18 months.  As we did with our original accent light strategy, we focused the new offerings on niches that were either underexploited or were in need of product updates.  The strategy and resulting product placements yielding 64.2% of the record-breaking Q1 revenues.  Moreover, the addition of the Duracell® branding expanded upon our strategy and further differentiates from that of our Capstone Lighting® and Hoover® HOME LED branding programs.

At this time, I'd like to introduce Gerry McClinton to review the financials in detail, after which I will comment on the Company's outlook, followed by a question-and-answer session.  Thank you.

Gerry?

Gerry McClinton:

Thank you, Stewart, and good morning, everyone.  Another breaking quarter—record-breaking quarter.  As we review the first quarter 2017, we highly recommend that you've also review the 10-K report for 2016.  The Company's financial results can fluctuate greatly from quarter to quarter, but the 10-K report reflects a full year's performance and discusses our strategic plans for the year.  So, let's review the numbers.

Net revenues.  For the three months ended March 31, 2017 and 2016, net sales were approximately $6.8 million and $2.1 million, respectively, an increase of $4.7 million from 2016.  In the first quarter of 2017, the Company continued to have a strong revenue performance in the accent light category in all three brands, including Duracell® LED Lighting, Capstone® Lighting and Hoover® HOME LED.

During Q1 2017, the Company also provided $256,000 for consumer rebate allowances to support their transition from old product to new product, as the Company shipped five new products in the quarter.  I'd also like to highlight the international sales for the first quarter 2017, which were approximately $574,000, representing 8.5% of revenue.

Cost of sales.  For the three months ended March 31, 2017 and 2016, cost of sales were approximately $5.2 million and $1.5 million, respectively, an increase of $3.7 million from the previous year.  This represented 76.6% and 70.5%, respectively, of revenue for the quarter.  Now, manufacturing costs continued to remain stable in the period.  However, the percent of revenue comparison for 2017 and 2016 has been significantly impacted because of adjustments in each period.

Capstone Companies, Inc.
350 Jim Moran Blvd. Suite 120 Deerfield Beach, FL 33442

Ph: (954)252-3440 | Fax: (954)252-3442 | Email: info@capstonecompaniesinc.com
www.capstonecompaniesinc.com

In Q1 '17, if we eliminate the effect of the non-recurring cost of the $256,000 consumer rebate allowance, as it was to support their transition of old goods into new product, then percentage to revenue reduces from 76.6% down to 73.8%.  In the period ended March 31, 2016, cost of sales was positively impacted by a $94,000 adjustment for a reversal of accrued allowances from the previous year.  If we eliminate that non-recurring adjustment 2016, the cost percentage to revenue increases from 70.5% to 73.8% of sales.  That's the same percentage as the adjusted 2017 cost of sales.

Gross profit.  For the three months ended March 31, 2017 and 2016, gross profit was approximately $1.6 million and $614,000, respectively, an increase of $1 million in 2016.  Gross profit as a percent of sales was 23.4% in the quarter compared to 29.5% for the same quarter 2016.  As noted in the cost of sales comments, adjustments can impact individual quarterly results.  However, the trailing twelve-month results reflect an average of the last four quarters and are more representative of the trend.  The gross profit for the trailing twelve-months was 23.6%.

During the quarter, with the shipment of five new products, the higher margin accent light category represented 40.3% of total revenue, with the new items representing 64.2% of revenue.  As a result, the quarterly gross profit percentage reflects a blended margin that was impacted by special introductory discounted pricing for the new items.  As an example, for one new category, we provided an additional introductory allowance, which reduced its gross profit to just below 20%.  The blended gross profit for other products was 24%, which is actually higher than the trailing twelve-month gross profit.

Operating expenses: for the three months ended March 31, 2017 and 2016, total operating expenses were approximately $1.2 million and $655,000, respectively, an increase of $537,000 or 82% compared to 2016.

The following is a summary of the major expenses arranged by category in the 2017 period compared to 2016.

Sales and marketing expenses.  For the three months ended March 31, 2017 and 2016, sales and marketing expenses were approximately $377,000 and $63,000, respectively.  That's an increase of $314,000.  The increased expense resulted mainly from the distribution of royalty payments of $233,000 for the branded licenses that did not occur last year and the distribution of representative commissions that increased by $96,000 in 2017 from the previous year.

Compensation expense.  For the three months ended March 31, 2017 and 2016, compensation expense was approximately $360,000 and $309,000, respectively, an increase of $51,000 or 16.6%.  Compensation expense increased as a result of staff payroll increases.

Professional fees.  For the three months ended March 31, 2017 and 2016, professional expenses were approximately $205,000 and $104,000, respectively.  That's an increase of $101,000 or 96.3%.  The increased expense in the quarter resulted from the hiring of an investment banker; increased investor relations including management's attendance at various investor shows; increased accounting fees; and the services of a sales consultant to support and develop the U.S. sales operation effort.

Product development.  For the three months ended March 31, 2017 and 2016, product development expenses were approximately $72,000 and $36,000, respectively, an increase of $36,000.  The expense increase is a result of new product prototype development, including testing and certification and the development costs related to our lighting technology.  We also incurred additional costs related to artwork and package design and patent and trademark services.

Other general and administrative.  For the three months ended March 31, 2017 and 2016, other general and administrative expenses were approximately $179,000 and $143,000, respectively, an increase of $36,000.  The increase is a result of increased bank processing fees associated to the higher revenue and general insurance liability premiums.
Capstone Companies, Inc.
350 Jim Moran Blvd. Suite 120 Deerfield Beach, FL 33442

Ph: (954)252-3440 | Fax: (954)252-3442 | Email: info@capstonecompaniesinc.com
www.capstonecompaniesinc.com

Net operating income.  For the three months ended March 31, 2017, the operating income was approximately $387,000 compared to a loss of $41,000 in 2016.  This is an improved performance of $428,000 over 2016.

Interest expense.  For the three months ended March 31, 2017 and 2016 was approximately $22,000 and $58,000, respectively, a reduction of $36,000 as compared to the period 2016.  Despite having a substantial revenue growth during the quarter, we've been able to curtail the need for increased borrowing by negotiating more favorable payment terms with our overseas suppliers.  This has substantially reduced the need and cost for purchase order funding.

With the increased cash flow resulting from operational profits in 2016, we have also been able to substantially reduce old director loans, which also reduced the interest expense.  Now, effective May 1, 2017, we have negotiated a 33.3% reduction in processing fees with Sterling National Bank associated with our bank loan.  The new fee structure will further assist in reducing bank funding costs.

Provision for income tax.  For the three months ended March 31, 2017 and 2016, the provision for income tax was approximately $128,000 and $0, respectively.  With the first quarter profit, the Company's NOLs have essentially been used up and the Company now must accrue for income tax.

Net income.  For the three months ended March 31, 2017, the Company had a net income of approximately $251,000 as compared to a net loss of $99,000 in the same period last year.  The overall net income improvement in the quarter ended March 31, 2017 of $350,000 compared to 2016 was a result of the $4.7 million increase in revenue, resulting from the rollout of five new products.  This performance was achieved after the Company provided $261,000 of promotional allowances and $537,000 of increased operating expenses, mainly resulting from the license royalty payments.

Liquidity and capital resources.  Our principal sources of liquidity are cash-on-hand, cash generated from operations, availability on our bank line and director funding when required.  We believe that our borrowing capacity provides the Company with the financial resources needed to expand operations and reinvest in our business.

In reviewing the first quarter 2017 balance sheet, you will note that the Company's cash balance remains strong with approximately $1.2 million.  The Sterling bank debt remained at a zero, in spite of our substantial increase of revenue and related party notes were reduced from $1.3 million down to $1.2 million.

So, let's review other funding activities.

Operating activities.  For the quarter ended March 31, 2017, cash used in operating activity was approximately $206,000 compared with approximately $1.8 million provided by operating activities in 2016.  Net income of approximately $251,000 in the quarter and a $1.2 million increase in accounts payable helped to offset cash used in the quarter.  Accounts receivable increased by approximately $1.5 million due to the higher revenue and inventory increased by approximately $148,000.

The Company's cash flow from operations are primarily dependent on our net income adjusted for non-cash expenses and the timing of collections of receivables, levels of inventory and payments to suppliers.  Sales are influenced significantly by the timing and launch of new products into the marketplace and, in this first quarter of 2017, we have shipped five new products.

Investing activities.  Cash used for investing activities in the quarter ended March 31, 2017 was approximately $13,000 compared to $5,000 in 2016.  The Company continues to invest in new product molds and tooling.  With the product expansion into new LED and home lighting categories, the Company's future capital requirements may increase.
Capstone Companies, Inc.
350 Jim Moran Blvd. Suite 120 Deerfield Beach, FL 33442

Ph: (954)252-3440 | Fax: (954)252-3442 | Email: info@capstonecompaniesinc.com
www.capstonecompaniesinc.com

Our Hong Kong Management Team has a task of continually reviewing and negotiating favorable payment terms with factories, which will reduce the amounts of upfront cash required to have available when initiating a new project.  Management believes that our cash flow from operations and additional borrowings will provide for these necessary capital expenditures.

Financing activities.  Cash used in financing activities in the first quarter 2017 was approximately $250,000 compared to $1.7 million in the same period 2016.  During the quarter, the Company was able to reduce director's loans and accrued interest by $137,000, some of which was outstanding since 2010 and 2013; maintain the Sterling bank loan at zero balance; repurchase and retire $150,000 of Company shares; and retain the cash-on-hand balance of $1.2 million.

At March 31, 2017, the Company was in compliance with all agreements pursuant to existing credit facilities.  Management believes that our cash flow from operations, continued support from Sterling National Bank and support from our directors will provide sufficient financial resources for the Company during 2017.

This concludes my financial summary for the first quarter 2017.  I will now turn the call back to you, Stewart.

Stewart Wallach:

Thank you, Gerry.  Appreciate the detail.  To reiterate, the Company shipped five new product offerings in Q1, including: our patented Capstone Power Control light bulb, our indoor LED surface mounted spotlight, our LED motion sensor light, which is a dual-mode product, operates both through solar power and battery power; our outdoor gooseneck fixture light, and our puck light with a new swivel base, directional base.

Our third brand was launched in Q1 under license from Duracell®.  Our growth over 2016 for the same period was $4.7 million, which represents our fourth consecutive record-breaking quarter.  We expanded product placement in the Pacific Rim, through the efforts of our Capstone Hong Kong office, including HomePro in Thailand and Bunnings in New Zealand, as part of our customer base.

We exceeded our guidance, as stated in April 2017 of $5.5 million by an estimated 20% and continued to build backlog, which we expect to yield record Qs two and three.  Our strong operating leverage remains a constant and is expected to continue to drive earnings growth.

The launch of our third generation of accent lighting products further validates the sustainability of the category.  Not only did we bring this third generation to market under a new brand, but we also expanded the product features and, most importantly, the product performance.

We remain resolute in meeting or exceeding consumers' expectations.

In conclusion, before we address some questions that have come in by e-mail, I think it is important to acknowledge all Capstone associates for their hard work and obvious achievements.  It is through their perseverance and exhaustive efforts that allows us to continue to benefit from the Company's operating leverage.  Management remains committed to containing its overheads while pushing the limits in product innovation.  Our momentum has never been more obvious, as we complete this fourth consecutive record quarter.

On a side note, having just returned from the National Hardware Show, it was apparent that the new product introductions, as well as the forward-looking product planning, were received quite well by our noted retail partners.

So, with that, I would like to personally thank our long-term shareholders for your continued support and, to our new and potential shareholders, I'd like to welcome you to this exciting time in our company's history.  I think we're now ready for some questions.
Capstone Companies, Inc.
350 Jim Moran Blvd. Suite 120 Deerfield Beach, FL 33442

Ph: (954)252-3440 | Fax: (954)252-3442 | Email: info@capstonecompaniesinc.com
www.capstonecompaniesinc.com

Operator:

Thank you.  We will now be conducting a question-and-answer session.  Due to time constraints, we ask that all callers limit themselves to one question.  If you have additional questions, you may re-queue and those questions will be addressed, time permitting.

If you would like to ask a question, please press star, one on your telephone keypad.  A confirmation tone will indicate your line is in the question queue.  You may press star, two if you would like to remove your question from the queue.  For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star keys.

One moment, please, while we poll for questions.

Aimee Gaudet:

Okay, in the meantime, we'd like to address some questions that came in via e-mail.  First question.  Based on your recent PR, if Capstone already sells to all of the major big box customers, why the need to introduce to new potential customers at the Las Vegas Hardware Show?

Stewart Wallach:

It's important to point out that participation at a National Hardware Show is more of an opportunity for us to see our international customer base, which is strong in attendance, but also introduce product concepts and directions that we are contemplating from the market to our existing domestic customers, which allows us to gauge their level of interest.  As I said earlier, the response and the feedback we received was very favorable.

Aimee Gaudet:

Okay, great.  Thank you.  Next question.  Are you waiting for the final report from Wilmington before committing to an IR plan?

Stewart Wallach:

Actually, Wilmington would not be involved in that end of our decision-making.  We do have an IR plan in place.  It includes investment conferences and continued PR when newsworthy.  This effort is currently being managed internally and we are reviewing IR firms that would be a good fit for our company going forward.

Aimee Gaudet:

Okay, great.  Gerry, maybe you can answer this question.  Do you anticipate a 10% pretax margin for 2017?

Gerry McClinton:

I would say our range is going to be between 9% and 10% tax margin is our target.  It has been reflected in past revenue filings.

Aimee Gaudet:

Okay, great.  Next question.  Which particular product campaigns have been a positive surprise in 2017?  Are you able to timely fill demand if needed?
Capstone Companies, Inc.
350 Jim Moran Blvd. Suite 120 Deerfield Beach, FL 33442

Ph: (954)252-3440 | Fax: (954)252-3442 | Email: info@capstonecompaniesinc.com
www.capstonecompaniesinc.com

Stewart Wallach:

It would be virtually impossible, at this point, to label that which would be a surprise.  It's simply too early in the sales cycle to give a meaningful response.  However, let's focus on the success we've had in product placement.  We were successful in placement of all our new products.  However, it's important to point out that the consumer response is the true indicator and that's the results we're waiting for, at this point in time.

Aimee Gaudet:

Okay, thank you.  Next question.  Is the social media campaign for Capstone products in the works?

Stewart Wallach:

Well, we continue to explore where social media can impact our business significantly.  We are determined to better maintain our Facebook presence.  We've just actually concluded discussions on that point and we have created a Twitter account that will allow for updating in the near future.  However, again, we will explore where social media can positively impact our business and that's where we'll place our efforts.

Aimee Gaudet:

Thank you.  Next question.  You stated in the 10-K that you may offer private label accounts to international customers.  Can you comment on the potential for revenue stream?

Stewart Wallach:

No, we can't comment, at this time.  It's premature.

Aimee Gaudet:

Next question.  Having just completed the International Hardware Show, were you pleased with the show and were there any products that came out of it?

Stewart Wallach:

Well, as I now mentioned earlier in the webcast, we were pleased with the attendance but, most particularly, the positive feedback we received from our channel leaders.  I should point out, we have a lot of work to do, subsequent to the show, and we anticipate following up with personal visits by midsummer.

Aimee Gaudet:

Okay.  Last question is directed towards Gerry.  So, it appears that international business has become rather stable and you have mentioned growth opportunities that are being established through Capstone HK.  Can you comment on this and the potential revenue impact?

Gerry McClinton:

It would be difficult to forecast other revenue potentials only because we don't have any point of sale data at these early stages.  However, Capstone Hong Kong has closed transactions with both HomePro in Thailand and Bunnings in New Zealand, both leading home improvement chains.

Capstone Companies, Inc.
350 Jim Moran Blvd. Suite 120 Deerfield Beach, FL 33442

Ph: (954)252-3440 | Fax: (954)252-3442 | Email: info@capstonecompaniesinc.com
www.capstonecompaniesinc.com

Aimee Gaudet:

Okay, great.

Stewart Wallach:

Thanks, Gerry.

Operator:

A quick reminder, if you are with us on the phone line and would like to ask a question, please press star, one on your telephone keypad.

One moment, please, while we poll for questions.

Thank you.  Our first question comes from the line of Tomer Cohen with Five Roads Capital.  Please proceed with your question.

Tomer Cohen:

Morning, Gerry, Stewart, Aimee.

Stewart Wallach:

Good morning, Tomer.  How are you?

Tomer Cohen:

Good, and another good quarter.  I'm running out of ways to say congratulations.

Stewart Wallach:

Well, you keep working at that, Tomer.

Tomer Cohen:

Thanks.  My question is about the bath vanity light.  I'm just curious if you can give us an update on how those are progressing.

Stewart Wallach:

Yes, good question.  Let me share with you, when we initially launched the feature-rich bath vanity light with the Bluetooth, etc., and we did put it into the market for testing, we learned quite a bit, most of which, we learned about the designs that are what we would call more mainstream.  The initial designs we had were very contemporary and, as such, were received only moderately well.

Capstone Companies, Inc.
350 Jim Moran Blvd. Suite 120 Deerfield Beach, FL 33442

Ph: (954)252-3440 | Fax: (954)252-3442 | Email: info@capstonecompaniesinc.com
www.capstonecompaniesinc.com

More importantly, the price position.  The initial designs were pushing the limit at $120 to $140.  At the recent Hardware Show, we had a new development that was accomplished with our overseas team and that is that we created a different approach to initiating the nightlight feature.  I believe you're familiar with that.  The nightlight feature being that we had integrated into the bath vanity light that, when you walk into a bathroom area at night, late at night, that the light automatically goes on, triggered by a microwave sensor, and is a soft glow, just so you could find your way in the dark.

The initial nightlight design was very costly, as it incorporated a battery and extensive circuitry.  We did come up with a cost-down approach to that, introduced it just at the Hardware Show, and it was received very favorably.  Now we're going to focus our attention to working with one to two of our retail accounts, as it relates to the designs that they feel would be most meaningful.

Tomer Cohen:

Can you give me a sense for timeline for when the first designs will be on the shelves?

Stewart Wallach:

I would say that the initial design, considering we're just in the design phase and those discussions are going to be opening in the next month or so, during my personal visits, I would say, really, we're talking the beginning of 2018.

Tomer Cohen:

Okay.  Great, I'll get back in queue.

Stewart Wallach:

Thanks, Tomer.

Operator:

Our next question comes from the line of Bill Chapman of Private Investor.  Please proceed with your question.

Bill Chapman:

Good morning, everyone.  Congratulations, also, on a very fine quarter.  Your hard work is being reflected here.

Stewart Wallach:

Thank you, Bill.

Aimee Gaudet:

Good Morning.

Bill Chapman:

Good morning.  On your CPC bulb pricing, do you have flexibility, if you either determine it has to be at a lower price point.  Can you influence Sam's or—tell me what your thoughts are on that?

Capstone Companies, Inc.
350 Jim Moran Blvd. Suite 120 Deerfield Beach, FL 33442

Ph: (954)252-3440 | Fax: (954)252-3442 | Email: info@capstonecompaniesinc.com
www.capstonecompaniesinc.com

Stewart Wallach:

Well, let me go back a little bit, if I can, for some people that may or may not know this, but the CPC bulb development was over the course of two plus years and we were ready with the product in mid-2015, I believe.  The problem was that, at that point in time, Bill, retail price positions of LED bulbs started to drop feverishly and, today, for instance, the same bulb that sold back then at $9.99, $10.99 today is selling for anywhere from $1.49 to $1.99.  So, when somebody looks at buying a power failure product and/or a bulb with additional features in it, they certainly are going to weigh and measure the impact of, what does that performance mean to me, relative to what it's going to cost me to have just a regular bulb?

On that note, we delayed the introduction of the product, we actually changed our manufacturer, we changed our design and we did go through a significant cost-down exercise.  The product that is hitting the market right now, which is currently being shipped out to Sam's Clubs, is the costed down version.  I can comfortably tell you that our product will be at retail in a very aggressive price position and is a quality product, more important than anything else.

There are a number of emergency type bulbs that have surfaced in the marketplace over the course of that last year and a half to two years, but none of which we believe have the integrity and the circuitry and the feature sets that we've put into ours but, at the end of the day, this is all going to be determined shortly by how the consumer responds to it.  Do they want to pay a premium?  Now, on that note, I can tell you that the price ranges on our bulb should be very competitive and fall into the $10 to $12, $13 range at retail.

Bill Chapman:

Okay.  That sounds way below what any competitor is charging.  Is that true?

Stewart Wallach:

Well, to the best of our knowledge.  There are some companies that are doing some direct online.  We've taken a look at the product.  You know, again, claims of what a product does and doesn't do are always something that the consumer has to make the final decision and the vote but, at the end of the day, to the best of our knowledge, we are substantially under the market for any recognized supplier of any consequence.

Bill Chapman:

Sam's does not have any competing bulbs.  It's just yours only.  Is that true?

Stewart Wallach:

In the area of power failure?

Bill Chapman:

Yes.

Stewart Wallach:

Yes, of course.  Yes.

Capstone Companies, Inc.
350 Jim Moran Blvd. Suite 120 Deerfield Beach, FL 33442

Ph: (954)252-3440 | Fax: (954)252-3442 | Email: info@capstonecompaniesinc.com
www.capstonecompaniesinc.com

Bill Chapman:

Okay.

Stewart Wallach:

They would not carry a competing product.

Bill Chapman:

Yes, they're committing to you to be the product for that category.  Okay, just want to make sure.

Stewart Chapman:

Thank you.

Bill Chapman:

Let me ask you also real quick.  I'm sorry, go ahead?

Stewart Wallach:

No, I said thank you.  I've just, I see we have a number of callers…

Aimee Gaudet:

We have a number of...

Stewart Wallach:

I just wanted to make sure we were moving this ahead.

Bill Chapman:

Okay, one quick thing on your strategic initiative.  Where are we at on this process?

Stewart Wallach:

The strategic initiative, that being with the Wilmington...

Bill Chapman:

The investment banker?  Yes, that's right.

Capstone Companies, Inc.
350 Jim Moran Blvd. Suite 120 Deerfield Beach, FL 33442

Ph: (954)252-3440 | Fax: (954)252-3442 | Email: info@capstonecompaniesinc.com
www.capstonecompaniesinc.com

Stewart Wallach:

Yes.  In fact, we're having meetings regularly.  We are nearing in on some opportunities that they've identified.  The first step in that process will be for them to provide us phone interviews before action would be taken on any of those measures, whether that be us looking at other companies, us looking at other product lines, etc.  It's important that we remain independent on this, to the best of our abilities.  So, we have not tried to skew the input by giving them our opinion on these matters until they've finalized their assessment, which I would expect will be just in the few weeks ahead.

Bill Chapman:

Okay.  Thank you very much.

Stewart Wallach:

You bet, Bill.  Good talking with you.

Operator:

Our next question comes from the line of George D'Angelo of Private Investor.  Please proceed with your question.

George D'Angelo:

Hey, Stewart.  Good morning.

Stewart Wallach:

Good morning, George.

George D'Angelo:

Thanks for a good quarter.  Just wanted to see if, given you guys had a great first quarter, if you have any update to the full-year guidance, I think 25% to 30% growth for 2017 that you gave on the last call.

Stewart Wallach:

Well, if you know, historically, I'm not comfortable with giving any extended guidance, only because the business is such a dynamic one.  However, what I am comfortable with saying, at this point, is that the backlog is building very favorably.

It's a very strong backlog, at this point and, again, depending on shipping windows, that's why I lumped Qs two and three together, because it's very hard to define an exact quarter when, at the end of any one quarter, George, for instance, we may have $1 million of containers sitting, waiting to be picked up at the dock and they end up being picked up two days later and now they're Q3 business activity.

What I will tell you is that we're very, very comfortable with Q2 and Q3 being record quarters.  Let me answer it that way.

George D'Angelo:

Okay, great.  Thank you.  Thanks, guys.
Capstone Companies, Inc.
350 Jim Moran Blvd. Suite 120 Deerfield Beach, FL 33442

Ph: (954)252-3440 | Fax: (954)252-3442 | Email: info@capstonecompaniesinc.com
www.capstonecompaniesinc.com

Gerry McClinton:

Thanks, George.  Appreciate it.

Operator:

Our next question comes from the line of Sean Marconi of Private Investor.  Please proceed with your question.

Sean Marconi:

Hey, guys.  Congrats on the good quarter.

Stewart Wallach:

Good morning, Sean.

Sean Marconi:

A couple of questions—hey, good morning.  I have a couple of questions.  So, obviously, you started with the Hoover® co-branding deal with Sam's Club, correct?

Stewart Wallach:

That's correct.

Sean Marconi:

So, Capstone's showing success with that brand selling inside of Sam's Club.  Obviously, Costco wanted to try to do something similar with a co-brand deal with Duracell®.  How did that Duracell® relationship come about?

Stewart Wallach:

Well, it's like any other licensing arrangement.  You have to be vetted, and I can tell you the vetting process is quite extensive, particularly a company like Duracell®, who is very strong in their licensing area.  They've dedicated tremendous amount of resources to their licensing department, so the vetting process is as difficult and as challenging as anything I've seen and, of course, obviously, we've passed that.  Their vetting process, being a strong engineering company, does not just incorporate the stability of a company from its financial perspective, but also you have to be able to meet the strong engineering criteria that they've put forward.

In fact, they've actually improved on parts of our product.  We learned a bit from them.  But the actual process that initiated this was a collaborative effort between us and our client, where they actually recommended and felt that, because they were putting such an increased dedication to the brand, that it would be suitable for us not to displace Capstone in any way, but to enhance the performance of one particular category that they had such a long run with.

So, it was a collaborative effort and then, of course, we went through the rigorous qualification process.

Capstone Companies, Inc.
350 Jim Moran Blvd. Suite 120 Deerfield Beach, FL 33442

Ph: (954)252-3440 | Fax: (954)252-3442 | Email: info@capstonecompaniesinc.com
www.capstonecompaniesinc.com

Sean Marconi:

Yes, no, it's interesting.  I mean, I've been going to Costco quite a bit.  I love Costco, anyways, but I would go even frequently to do the proper due diligence on some of your products and I've noticed your gooseneck lamps.  Capstone branded lamps are now in the Costco's here in Michigan and the Duracell® puck light product is also now stocked in my Costco.

So, I recently bought some and testing them out and, so far, they're working out pretty well.  But I just, from a co-branding perspective—how would you compare Duracell's brand compared to Hoover's brand?  Do you have any market data on how many more you may sell of…?

Stewart Wallach:

No, I...

Sean Marconi:

…Duracell® versus the Hoover®?

Stewart Wallach:

Sean, at this point, I couldn't comment on that.  Keep in mind that the Hoover® HOME LED brand was something of our making and of our design, so they were not openly licensing their brands.  We actually thought that there was strength in the brand, being an iconic brand, as it is, and the ability to extend that brand to other categories, following a research project, which we had hired an independent company called Global Radius to do a market study for us.  I will tell you that study cost us somewhere around $20,000 before we ever even approached TTI.

So, at the end of the day, it's doing exceedingly well, but I can't speak in terms of comparisons because, one, we don't have experience with both of them and it would just be—Duracell® is one of the strongest brands in the entire hardware department, but I couldn't speak to what that actually translates to as a percentage, Sean.  I couldn't do that.

Operator:

Our next question comes from the line of Mike Schellinger with MicroCapClub.  Please proceed with your question.

Mike Schellinger:

Yes, thanks for taking my question.  Your product portfolio, you've done a great job of diversifying it here and I was wondering if you could comment with some kind of quantification, maybe, like how many products in 2016 were, say, greater than 5% or 10% of revenue and where you expect to be at the end of 2017, or some other color to just let us know how the diversification is looking?

Stewart Wallach:

I think that we'll be able to and we try to give you some feel for that by telling you that, in the Q1, 64% of our activity was contributed by new products.  That's probably the best read, at this point, but I want to further that, Mike, by saying, again, based upon the consumer response to that 64% of placement is where the future of the category is evolved from.
Capstone Companies, Inc.
350 Jim Moran Blvd. Suite 120 Deerfield Beach, FL 33442

Ph: (954)252-3440 | Fax: (954)252-3442 | Email: info@capstonecompaniesinc.com
www.capstonecompaniesinc.com

So, I would say probably by the end of Q3, we would have a much better idea of how many of those products will be leading us into 2018 and, at the same time, we are also introducing other products, just as we did before.

Our production and our development cycle is about 12 to 18 months.  So, whereas you're seeing right now products that were developed 12 to 18 months ago, we also have a whole host of other products and extensions that have been developed over the last 12 to 18 months that would surface into 2018 and '19.  But, in so far as how many of those would represent what percent, I wish I could provide more color, but it is premature.

Operator:

Thank you.  Ladies and gentlemen, due to time constraints, we have reached the end of the question-and-answer session.  I would now like to turn the floor back over to Management for closing comments.

Stewart Wallach:

Thank you, Christine.

Well, I appreciate everybody participating.  We also enjoy and appreciate the increased participation at your level through questions-and-answer session.

We're very, very bullish on the Company and we're making some very great things happen.  But I think it's important, particularly for the new shareholders to know that the Company is not an overnight sensation.  We've been in development for some time.  We're always focused on building sound business fundamentals and I think that we are just now starting to really reap the rewards and acknowledge the potential of the Company.

So, I look forward to reporting further, later in the quarter, and we will always provide material updates and things that are newsworthy.  I think it's important to point out and reiterate that I personally am very adverse to what I consider to be fluff PR and non-material news, so we've been consistent about that for a number of years and it seems to serve us well.  So, we will continue material reporting but, most importantly, we look forward to continue to post record results.

So, again, I thank you all for participating and have a great summer.

Operator:

Ladies and gentlemen, this does conclude today's teleconference.  You may disconnect your lines at this time.  Thank you for your participation and have a wonderful day.

Capstone Companies, Inc.
350 Jim Moran Blvd. Suite 120 Deerfield Beach, FL 33442

Ph: (954)252-3440 | Fax: (954)252-3442 | Email: info@capstonecompaniesinc.com
www.capstonecompaniesinc.com